EXHIBIT 23.1

                     [Letterhead of Windsor Stebbing Marsh]



                                 March 10, 1999



The Board of Directors
European Micro Holdings, Inc.
c/o 808 Third Avenue South
Nashville, Tennessee  37210


Dear Sirs:

We consent to the inclusion of our report dated 22 October 1998, with respect to the financial statements of Sunbelt (UK) Limited as of and for the years ended 30 June 1998 and 1997, which report appears in the Form 8-K of European Micro Holdings, Inc. dated March 1999.


Yours faithfully
For and on behalf of
WINDSOR STEBBING MARSH

/s/ PJ Windsor

PJ WINDSOR